Exhibit (p)(2)

Markston International, LLC

Investment Advisor Code of Ethics

Introduction

Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act") requires all investment advisors registered with the Securities and Exchange Commission ("SEC") to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws. Markston International, LLC (“MIL”) holds its employees to a high standard of integrity and business practice. This Code of Ethics (the “Advisor Code”) is intended to serve as a guide to administering and overseeing procedures relating to the personal trading practices of the Firm’s personnel in accordance with the Advisers Act, as it relates to the Firm’s investment advisory business.

Markston is an investment adviser, registered under the Advisers Act, which provides investment advice to investment companies registered under the 1940 Act and other clients (together, “advisory clients”). This Advisor Code has been adopted in compliance with Section 17(j) and Rule 17j-1 of the 1940 Act and Sections 204 and 204A of the Advisers Act and Rule 204A-1 of the Advisers Act and the rules thereunder. This Advisor Code contains provisions reasonably necessary to prevent the Firm’s employees from engaging in any act, practice, or course of business that would (1) defraud or mislead any of its clients, (2) constitute a manipulative practice, (3) lead to a conflict of interest in connection with the Securities transactions of the Firm and its employees, (4) misuse material, non-public information, or (5) be in violation of the applicable federal securities laws.

MIL hereby adopts this Advisor Code. This Advisor Code incorporates by reference the Markston International Compliance Manual ("Compliance Manual"), which sets forth the standards of business conduct that are required of employees of MIL.

This Advisor Code applies to all MIL employees, and any individuals registered with MIL, as Investment Adviser Representatives (“IAR”), who are considered 'Supervised Persons' under the Advisers Act Rules. The Advisers Act defines "Supervised Person" to mean any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment advisor, or other person who provides investment advice on behalf of the investment advisor and is subject to the supervision and control of the investment advisor.

This Advisor Code is intended to reflect fiduciary principles that govern the conduct of MIL and its Supervised Persons in those situations where MIL acts as a Registered Investment Advisor as defined under the Advisers Act in providing investment advice to clients ("advisory clients").

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Policy sections:

Contents

Markston International, LLC	1
Investment Advisor Code of Ethics	1
A. Applicability	3
B. Definitions	3
C. Standard of Conduct and Compliance with Laws, Rules and Regulations	4
D. Protection of Material Non-Public Information	5
E. Personal Securities Trading, Pre-Approval & Disclosure Requirements	5
G. Compliance Certification	9
H. Consequences for Failure to Comply and/or Reporting Certain Conduct	9
I. Recordkeeping	9
J. Whistleblower Policy	10

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A. Applicability

This Code applies to all employees of MIL, as well as to MIL’s members and control persons. For purpose of this Code, the term “employee” includes, but is not limited to, persons who, in the course of their regular functions or duties, participate in the process of purchasing or selling Securities, or participate in making recommendations or obtaining information for the purchase or sale of Securities, on behalf of any of the Firm’s clients including investment companies.

B. Definitions

For the purpose of this Code

Beneficial Owner

For purposes of the Code, an individual is a “beneficial owner” if the individual has a direct or indirect pecuniary interest in the securities in the account. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. An indirect pecuniary interest includes but is not limited to: Securities held by members of a person’s immediate family sharing the same household, a person’s interest in securities held by a trust, and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether presently exercisable.

Federal Securities Laws

Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

Reportable Security means a Security, except that it does not include:

I.	Direct obligations of the Government of the United States;

II.	Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments, including repurchase agreements;

III.	Shares issued by money market funds;

IV.	Shares issued by other mutual funds; and

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V.	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds

Security:

means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Automatic investment plan:

means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Initial Public Offering:

means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

Limited Offering:

means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

C. Standard of Conduct and Compliance with Laws, Rules and Regulations

All Supervised Persons are responsible for, and have attested to, as a requirement of their employment or registration as an Investment Advisor Representative ("IAR"), to review, be familiar with, and comply with this Advisor Code and the Compliance Manuals.

Supervised Persons must comply with all the laws, rules and regulations applicable to the business in which they engage, including among others, securities, banking and other federal, state and local laws. Although not expected to know the details of each law governing MIL business, each Supervised Person is expected to be familiar with and comply with the MIL policies and procedures, as they apply to his or her business unit and, when in doubt, to seek advice from the Head of Compliance or Managing Member.

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The Code is based upon the principle that Supervised Persons owe a fiduciary duty to their clients to conduct their affairs in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons in their conduct. In situations where there is uncertainty as to the intent or application of the Code, the Supervised Person is advised to consult with their Head of Compliance or Managing Member.

D. Protection of Material Non-Public Information

Supervised Persons must review and comply with the Inside Information and Confidentiality of Information sections of the Compliance Manuals chapters "Inside Information & Information Barriers" and "Protecting Firm Information & Information Security Requirements." It is unlawful to trade in any security on the basis of material nonpublic (or inside) information or to disclose such information to others who may profit from it. This applies to all types of securities, including equities, options, debt, and mutual funds. Please refer to the "Insider Trading Policy" for a definition of material nonpublic (or inside) information.

E. Personal Securities Trading, Pre-Approval & Disclosure Requirements

Rule 204A-1 of the Advisers Act requires all "Access Persons" of an investment advisor registered with the SEC to report, and the investment advisor to review, their personal securities transactions and holdings periodically. The Advisers Act defines "Access Person" to mean any supervised person of an investment advisor who (1) has access to nonpublic information regarding any advisory client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (i.e., any mutual fund advised by an affiliate of MIL), or (2) is involved in making securities recommendations to advisory clients in advisory accounts, or who has access to such recommendations that are nonpublic.

The "Employee Personal Trading and Investment" policy of the Compliance Manual details the disclosure obligations surrounding employee securities accounts and the in-house requirements for all employees, including but not limited to prohibitions regarding trading in IPOs and private placements. In addition to the policy outlined in the above-referenced chapter, Access Persons are prohibited from using nonpublic information regarding portfolio holdings, model changes, or client transactions for their personal benefit. Specifically, Access Persons are prohibited from using advance knowledge to trade ahead of or otherwise benefit from such knowledge.

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The Investment Advisor Head of Compliance or designee maintains a list of each MIL Access Person and will promptly notify any new Access Person of their responsibilities under the Advisor Code.

1. Access Persons Requirements

Once identified, each Access Person must disclose and regularly provide Holdings Reports and Transaction Reports for any account held outside of MIL in which they have a direct or indirect beneficial ownership and through which securities can be purchased, sold, or held.

Access Persons are subject to personal trade reviews as determined by the Investment Advisor Head of Compliance or designee.

2. Holdings Reports

This report must be submitted to the Investment Advisor Head of Compliance or designee:

•	no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person, and

•	thereafter, no later than the end of the first calendar quarter every year

The report must reflect current holdings, and at a minimum include:

•	date of report, the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount

•	the name of any firm in which any securities are held

3. Transaction Reports (Account Statements)

This report must be submitted to the Investment Advisor Head of Compliance or designee no later than 30 days after the end of each calendar quarter.

Monthly or quarterly account statements can be used to satisfy the Transaction Report disclosure requirements, provided the account statement(s) includes all transactions effected during the period and includes, at a minimum, all of the following:

•	the date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security involved.

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition).

•	the price at which each security transaction was affected.

•	the name of the firm through which the transaction was affected.

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Duplicate Confirmations and Account Statements. Each Access Person shall authorize the brokerage firm or other firm where such Access Person’s Personal Accounts are maintained to send to the Chief Compliance Officer duplicate confirmations of all transactions in Reportable Securities effected for such Access Person’s Personal Accounts.

In addition, each Access Person shall cause all of his or her brokers or other custodians to submit at least quarterly account statements or electronic data feed access for each of his or her Personal Accounts to MIL. The account statements shall be sent directly by the broker or other custodian to the Chief Compliance Officer regardless of whether any trading activity took place in the Personal Account during the quarter.

For any account established during the quarter in which an Access Person has direct or indirect beneficial ownership, the Access Person must disclose:

•	Date of Report
•	Date the Account was Established
•	Broker-Dealer/Bank Names

F. Insider Trading

It is unlawful to engage in “Insider Trading.” This means, in general, that no “insider” may (1) purchase or sell a security on the basis of material, nonpublic information or (2) communicate material, nonpublic information about a company to another person where the communication leads to, or is intended to lead to, a purchase or sale of securities of such company. Because SGA does not have an investment banking division or affiliate, it is anticipated that Supervised Persons will not routinely receive “inside information.” From time to time, however, Supervised Persons may receive such information. To educate Supervised Persons, more information describing “Insider Trading” and the penalties for such trading is set forth below. Compliance procedures regarding the use of inside information by Supervised Persons are also described.

Insider Trading Defined

The term “Insider Trading” is generally used to refer to (1) a person’s use of material, nonpublic information in connection with transactions in securities and (2) certain communications of material, nonpublic information.

The laws concerning Insider Trading generally prohibit:

•	The purchase or sale of securities by an insider, on the basis of material, nonpublic information;
•	The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

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•	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Penalties for Insider Trading

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

civil injunctions;

•	disgorgement of profits;
•	jail sentences;
•	fines for the person who committed the violation of up to three times the profit gained, or loss avoided (per violation or illegal trade), whether the person benefited from the violation; and
•	fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained, or loss avoided (per violation or illegal trade).
•	In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by MIL, including dismissal of the persons involved.

Policy Statement Regarding Insider Trading

MIL expects that each of its Supervised Persons will obey the law and not trade on the basis of material, nonpublic information. In addition, MIL discourages its Supervised Persons from seeking or knowingly obtaining material, nonpublic information.

Procedures to Prevent Insider Trading

If any Supervised Person receives any information which may constitute material, nonpublic information, the Supervised Person (1) may not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities, for a Personal Account or a client account, (2) may not communicate such information to any other person, including family members and friends (other than the Chief Compliance Officer) and (3) must discuss promptly such information with the Chief Compliance Officer (CCO). If the information is deemed material, nonpublic the CCO will add the company to the firm’s material, nonpublic information restricted trading list which is part of pre-trade compliance checklist.

It is a good practice for each Supervised Person who routinely contacts issuers or analysts to identify himself or herself as being associated with MIL and identify MIL as an investment management firm, and, after the conversation, make a memorandum memorializing the conversation with the issuer or analyst (including the beginning of the conversation where such Supervised Person identified himself as associated with MIL).

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4. Review of Transactions

The Compliance Department will review personal securities transactions and holdings of all access persons periodically, but no less than quarterly.

G. Compliance Certification

The Compliance Department will provide each Supervised Person with a copy of this Advisor Code and any material amendments, and all Supervised Persons are required to provide Compliance with an acknowledgment (“the Attestation”) of their receipt of the Advisor Code and any amendments. This is completed as part of the annual disclosure process.

H. Consequences for Failure to Comply and/or Reporting Certain Conduct

A Supervised Person can be subject to discipline, up to and including termination of employment if he or she violates this Advisor Code.  Any Supervised Person who knows of, or reasonably believes there is, a violation of applicable laws or this Advisor Code, must report that information immediately to the Head of Compliance and/or the Managing Member.

A Supervised Person should not conduct preliminary investigations, unless authorized to do so by the Compliance Department. Anyone who in good faith raises an issue regarding a possible violation of law, regulation or company policy or any suspected illegal or unethical behavior will be protected from retaliation. If you have violated this Code, however, making a report will not protect you from the consequences of your actions. You can be subject to discipline up to and including termination of employment if you violate this Code or fail to report violations that come to your attention.

Consistent with the statement of the Securities and Exchange Commission in connection with its adoption of Rule 17j-1 of the 1940 Act, violations of this Advisor Code are not to be construed as intrinsic violations of the law.

I. Recordkeeping

Rule 204-2(a) (12) and (13) of the Advisers Act requires advisors to keep copies of all relevant material relating to the Advisor Code. Supplemental policies are reflected in the MIL Investment Advisor Compliance Manual.

•	A copy of each Code of Ethics in effect at any time within the past 5 years;
•	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation for at least 5 years after the end of the fiscal year in which the violation occurs;
•	A copy of each report made by an Access Person for at least 5 years after the end of the fiscal year in which the report is made

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•	A record of all persons, currently or within the past 5 years, who are or were required to make reports or who are or were responsible for reviewing these reports.

J. Whistleblower Policy

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws or rules to the CCO. Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reporting may be on an anonymous basis. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith. Retaliation against a person for reporting an alleged violation is also a violation of this Code.

If the CCO is not available or is suspected of being involved in the reported violation, Supervised Persons may report the violation to the CEO, provided the CCO receives a copy of the report. Supervised persons can report directly to the Whistleblower at (202) 551-4790 or www.sec.gov/whistleblower/submit-a-tip

Nothing in Markston’s policies or Code of Ethics shall be deemed to diminish the rights, privileges, or remedies of any whistleblower under any Federal or State law.All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken. The CCO will be responsible for leading any investigations and reporting violations and investigative findings to the appropriate supervisor and senior management.

Sanctions/Disciplinary Policy

Markston and senior management may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s P&P.

1.	Cancel trades, disgorge profits and/or sell positions
2.	Letter of caution
3.	Admonishment
4.	Fine, disgorgement
5.	Suspension of personal trading privileges
6.	Suspension of employment
7.	Termination of employment
8.	Report violation to regulatory authorities

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